UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2010
APACHE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-4300 (Commission File Number)	41-0747868 (I.R.S. Employer Identification No.)
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 296-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 17, 2010, the Management Development and Compensation Committee (the “MD&C Committee) of the Board of Directors (the “Board”) of Apache Corporation (“Apache” or the “Company”) recommended, and the Board approved, the (1) promotion of Mr. Michael S. Bahorich to Chief Technology Officer, in addition to retaining his existing title as Executive Vice President, and (2) changes in the offices held by Mr. Thomas P. Chambers, Ms. Rebecca A. Hoyt, Mr. Matthew W. Dundrea, Mr. Robert J. Dye, Mr. Rodney A. Gryder, and Mr. Alfonso Leon.
Mr. Chambers will serve as Executive Vice President and Chief Financial Officer, and Ms. Hoyt will serve as the Vice President, Chief Accounting Officer and Controller. Mr. Chambers will continue to report to Apache’s President, Mr. Roger B. Plank. Mr. Chambers will succeed Mr. Plank as Apache’s principal financial officer.
Mr. Dundrea was promoted to Senior Vice President, Treasury and Administration, and will continue to serve as Apache’s treasurer. Mr. Dye was promoted to Senior Vice President, Global Communications and Corporate Affairs, Mr. Gryder was promoted to Vice President, Audit, and Mr. Leon was promoted to Vice President, Planning, Strategy and Investor Relations.
Mr. Bahorich, age 54, previously served Apache as Executive Vice President and Technology Officer since February 2009 and as the Company’s Executive Vice President — Exploration and Production Technology from May 2000 until February 2009. From January 1999 until May 2000, he served as Vice President — Exploration and Production Technology. From December 1997 until January 1999 he served as Vice President — Exploration Technology, and as Chief Geophysicist from 1996 until December 1997. From 1981 until joining the Company in 1996, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma. Mr. Bahorich is a member of the board of trustees of the Houston Museum of Natural Science and serves on advisory boards at Stanford University and Yale University.
Mr. Chambers, age 55, previously served Apache as Vice President, Planning and Investor Relations, since March 2009, and as Vice President, Corporate Planning from September 2001 until March 2009. From March 1995 until September 2001, he served as Apache’s Director of Planning. Prior to joining the Company, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with the BP plc group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers.
Ms. Hoyt, age 46, has served Apache as Vice President and Controller since November 2006, and served as Apache’s Assistant Controller from 2003 until November 2006. Prior to that, she held positions of increasing responsibility within Apache’s accounting group since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.
Mr. Dundrea, age 57, previously served as Vice President and Treasurer since July 1997, as the Company’s Treasurer from March 1996 until July 1997, and as Assistant Treasurer from 1994 until 1996. Prior to joining the Company, he held positions of increasing responsibility at Union Texas Petroleum Holding, Inc. from 1982 to 1994.
Mr. Dye, age 54, previously served as Vice President — Corporate Services since March 2009. From May 1997 until March 2009, he served as Vice President — Investor Relations, and from 1995 until May 1997 he was the Director of Investor Relations. Prior to that, Mr. Dye held positions of increasing responsibility in the corporate planning area since joining the Company in 1992. Previously, he held various positions with Phillips Petroleum Company, Texas Eastern Exploration Company, and British Petroleum. Mr. Dye serves on the advisory board for the School of Chemical, Biological and Materials Engineering at the University of Oklahoma.
Mr. Gryder, age 62, previously served as Director, Internal Audit & Business Analysis since December 2001. From 1998 until 2001, he served as Director, Internal Audit. Prior to joining Apache, Mr. Gryder was the Director of Corporate Audit Services at Western Atlas, Inc. Prior to that, he was the Manager of Internal Audit at TransTexas Gas Corporation, the Finance Manager at Occidental International Exploration & Production, and held various audit positions at Tenneco Oil Exploration & Production.
Mr. Leon, age 34, previously served as Director, Strategic Planning since March 2009. Prior to joining Apache, Mr. Leon was a Director and head of energy investment banking at Perella Weinberg Partners from 2006 until 2009. Prior to that, he served in various corporate strategy, planning and business development roles at Royal Dutch Shell.
Messrs. Bahorich, Chambers, Dundrea, Dye, Gryder, Leon and Ms. Hoyt have (i) no arrangements or understandings with any other person pursuant to which they were selected for the positions described above, (ii) no family relationship with any director or other executive officer of Apache or any person nominated or chosen by Apache to become a director or executive officer, and (iii) no transactions in which they have an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION
Date: November 22, 2010	/s/ Roger B. Plank
Roger B. Plank
President